EXHIBIT 21



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                                  SUBSIDIARIES


                           State of Jurisdiction         Name Under Which
Name of Subsidiaries          of Organization         Subsidiary Does Business
--------------------       ---------------------      ------------------------

Coventure Canada Inc.         Alberta, Canada           Coventure Canada Inc.